Exhibit 5(a)

September 23, 2014

Lamar Advertising REIT Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-197084) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Lamar Advertising REIT Company, a Delaware corporation (the “Company”), of up to 81,712,260 shares of the Company’s Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), up to 14,610,365 shares of the Company’s Class B Common Stock, $0.001 par value per share (the “Class B Common Stock”), and up to 14,610,365 shares of the Company’s Class A Common Stock, issuable upon conversion of the Class B Common Stock (the “Conversion Shares”). The Class A Common Stock, the Class B Common Stock and the Conversion Shares (collectively referred to as the “Shares”) are to be issued pursuant to an Agreement and Plan of Merger, dated August 27, 2014, by and between the Company and Lamar Advertising Company, a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and included as Annex A therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

September 23, 2014

We consent to your filing this opinion as Exhibit 5(a) to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

Edwards Wildman Palmer LLP